EXHIBIT 11.1

                         EARNINGS PER SHARE COMPUTATIONS


The table below details the number of common shares and common stock equivalents used in the computation of primary and fully diluted earnings per share

                                                                                       YEAR ENDED
                                                                                      DECEMBER 31,
                                                                                   1995        1996
                                                                                ---------   ---------
Primary:
  Weighted average common shares outstanding                                    2,931,490   4,061,541
  Effect of shares issuable under stock option plans                               64,112      82,481
    using the treasury stock method
  Effect of shares issued and options granted in 1995 at                           27,133
    prices below the initial public offering price using
    the treasury stock method
  Effect of shares issuable upon exercise of warrants                                           6,562
    using the treasury stock method                                            ----------------------
  Shares used in computing primary earnings per share                           3,022,735   4,150,584
                                                                               ======================
Primary Earnings Per Share                                                                  $    0.37
                                                                                            =========

Fully Diluted:
  Weighted average common and common equivalent                                 3,022,735   4,150,584
    shares outstanding
  Effect of period end market price over average price for                                     40,384
    common stock equivalents (1)
  Effect shares issued upon conversion of subordinated debentures                              40,865
    and preferred stock as of the beginning of the period
  Effect of shares contingently issuable under warrants                             3,909
    issued with the 8% subordinated debentures using
    the treasury stock method
  Shares used in computing fully diluted earnings per share                   $ 3,026,644   $4,231,833
                                                                              ========================
  Increase in net income available to common shareholders due to above                      $   15,860
                                                                              ========================
    assumed repayment and redemption
Fully Diluted Earnings Per Share                                                            $     0.37
                                                                                            ==========


Note (1):   The end of period prices and average prices for the Company's common stock was substantially the same for the periods ended
            December 31, 1995. Accordingly, there are no differences in the number of weighted average common and common equivalent shares outstanding for primary and fully diluted bases for the 1995 periods.